Exhibit 23
Consent of Independent Registered Public Accounting Firm
      We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Parkvale Financial Corporation for the year ended June 30, 2010 into the Registration Statements on Form S-3 and Form S-8 filed by Parkvale Financial Corporation of our reports dated September 13, 2010 relating to the financial statements, financial statement schedule, and internal controls as of June 30, 2010 and 2009 and for the three years ended June 30, 2010, 2009 and 2008.
/s/ ParenteBeard LLC
Pittsburgh, Pennsylvania
September 13, 2010